Exhibit 10.10(d)

Private and Confidential

9 December 2022

LOAN AGREEMENT

Seamless Group Inc.

as Borrower

- and -

Chelsea Vanguard Fund

IMAGE OMITTED [clip_image001.png]

as Lender

M.B. KEMP LLP 23/F, PICO Tower, 66 Gloucester Road, Hong Kong T: +852 3170 1088 F: +852 3170 1077 www.kempllp.com

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THIS LOAN AGREEMENT (this “Loan Agreement”) is made on 9 December 2022

BETWEEN:

(1)	Seamless Group Inc. (formerly known as “TNG FinTech Group Inc.”), a company incorporated in the British Virgin Islands and by way of continuation registered as an exempted company in the Cayman Islands with its registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and with company number MC-344182 (the “Borrower”); and

(2)	Chelsea Vanguard Fund, an exempted company incorporated under the laws of the Cayman Islands with its registered address at Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and with company number MC-314014 (the “Lender”).

RECITALS:

(A)	The Lender is an investor of certain convertible bonds issued by the Borrower under the Amended and Restated Convertible Bond Instrument (as defined below) and is not involved in the business of money lending.

(B)	On the same date of this Loan Agreement, the Parties entered into a second amendment agreement (the “Second Amendment Agreement”), among others, to set out the background of the redemption schedule by the Lender under the Amended and Restated Convertible Bond Instrument and the Loan (as defined below) therein.

(C)	As the Borrower is unable to repay the principal and interest of the convertible bonds issued under the Amended and Restated Convertible Bond Instrument, at the request of the Borrower, the Investor has agreed to enter into this Loan Agreement to grant to the Borrower a loan in the amount of USD7,500,000 (the “Loan”), being the remaining amount of the Redemption Amount under the Amended and Restated Convertible Bond Instrument as at the date hereof, in accordance with the terms and conditions hereinafter mentioned.

(D)	In addition, in order to secure the obligations of the Borrower under this Loan Agreement, the Parties further agree to enter into the security documents in supplemental to certain securities documents under the Amended and Restated Convertible Bond Instrument, in accordance with the terms and conditions hereinafter mentioned.

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THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Loan Agreement, unless otherwise specified, the following terms and expressions shall have the same meaning as defined in the Second Amendment Agreement:

“Amended and Restated Convertible Bond Instrument” means amended and restated convertible bond instrument dated 14 September 2021 in respect of USD27,000,000 15% secured guaranteed convertible bonds issued by Seamless to the Investor;

“An Qiao” means An Qiao Investment Limited, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1844752;

“Business Combination Agreement” means the business combination agreement entered into by and among Infint Acquisition Corporation, Fintech Merger Sub Corp., and the Borrower dated 3 August 2022 for the purposes of executing a merger, acquisition or other business combination involving the Borrower and a special purpose acquisition company or other similar entity, which will result in the Borrower being listed on the New York Stock Exchange;

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which commercial banks are open for business in Hong Kong;

“Covenantors” means the Borrower, Hope Spring and Guarantor;

“FastWealth (Cayman)” means FastWealth Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with company number 358336;

“Guarantor” means KONG, King Ong Alexander (江慶恩), holder of the Hong Kong permanent identity card number                            with his residential address at 19th Floor, No. 6, Block B, Fontana Gardens, 22 Ka Ning Path, Tai Hang, Hong Kong;

“Guarantee” means the supplemental deed of personal Guarantee dated 14 September 2021 between the Guarantor and the Investor in respect of certain guarantee given relating to the Amended and Restated Convertible Bond Instrument;

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“Hope Spring” means Hope Spring Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1863917;

“Maturity Date” has the meaning given to it in Clause 2.3;

“Parties” mean the named parties to this Loan Agreement, and “Party” shall mean any of them;

“Personal Guarantee” means the deed of Personal Guarantee to be executed and delivered by the Guarantor in favour of the Investor;

“Second Amendment Agreement” has the meaning given to it in Recital (A);

“Security” means mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest or assignment;

“Security Documents” means the documents or instruments listed in Schedule 1 of this Loan Agreement;

“Share Charges” means each of the Share Charge (An Qiao), Supplemental Share Charge (An Qiao), Share Charge (Hope Spring), Supplemental Share Charge (Hope Spring), Share Charge (FastWealth (Cayman)) and Supplemental Share Charge (FastWealth (Cayman));

“Share Charge (An Qiao)” means the share charge dated 14 September 2021 between Hope Spring as chargor and the Investor as chargee in respect of all of Hope Spring’s interest in the shares of An Qiao;

“Share Charge (FastWealth (Cayman))” means the share charge dated 14 September 2021 between Hope Spring as chargor and the Investor as chargee in respect of all of Hope Spring’s interest in the shares of FastWealth (Cayman);

“Share Charge (Hope Spring)” means the share charge dated 14 September 2021 between the Guarantor as chargor and the Investor as chargee in respect of all of the Guarantor’s interest in the shares of Hope Spring;

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“Supplemental Share Charge (An Qiao)” means the supplemental share charge relating to Share Charge (An Qiao) to be executed and delivered by Hope Spring as charger and the Investor;

“Supplemental Share Charge (FastWealth (Cayman))” means the share charge relating to Share Charge (FastWealth Cayman)) to be executed and delivered by Hope Spring as chargor and the Investor as charge; and

“Supplemental Share Charge (Hope Spring)” means the supplemental share charge relating to Share Charge (Hope Spring) to be executed and delivered by the Guarantor as chargor and the Investor as charge.

2.	THE LOAN

2.1	The Lender hereby agrees to grant the Loan to the Borrower upon the terms and conditions set out herein.

2.2	The amount of the Loan shall be equivalent to USD7,500,000, being the remaining amount of the Redemption Amount under the Amended and Restated Convertible Bond Instrument.

2.3	The Loan shall mature on 9 December 2023, being 1st anniversary of the date of repayment of all the remaining amount of the Redemption Amount under the Amended and Restated Convertible Bond Instrument (the “Maturity Date”), or such other date agreed by the Parties hereto in writing.

3.	TERMS OF REPAYMENT

3.1	The Borrower shall repay and/or settle the full amount of the Loan and any outstanding Interest or any outstanding Interest (as defined and calculated in accordance with Clause 4 below) accrued thereon on the Maturity Date.

3.2	Unless otherwise agreed by the Lender, all payment and repayment shall be made by the Borrower in immediately available funds, without any set-off, withholding and/or deduction.

3.3	Unless otherwise specified in this Loan Agreement, all sums paid to the Lender by the Borrower in reduction of its indebtedness under this Loan Agreement shall be applied first in or towards payment of any interest on the Loan then accrued and not paid and then in or towards repayment of the Loan.

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4.	INTEREST

4.1	Interest shall be charged on the Loan or any outstanding balance thereof (“Interest”) from the date of this Loan Agreement up to the due date of repayment or the date of prepayment (as stipulated under Clause 9 for early repayment), as the case may be, at the simple interest rate of 24% per annum for a term of one (1) year (“Interest Rate”).

4.2	Interest shall accrue daily and be calculated on the basis of the actual number of days elapsed and a 360-day year.

4.3	Interest on the Loan or any part thereof shall be payable on or before the Maturity Date or such earlier date as may be otherwise provided herein.

5.	DEFAULT INTEREST

Subject to the provisions of the Money Lenders Ordinance (Chapter 163 of the Laws of Hong Kong), if the Borrower fails to repay the Loan or any part thereof or any Interest, in each case, on the due date of repayment, the Borrower shall pay interest on such sum from the date immediately following such due date of repayment to the date of actual payment (both days inclusive) (as well after as before judgment) at the Interest Rate. The interest as aforesaid shall accrue daily, shall be calculated on the basis of actual number of days elapsed and a 360-day year and shall be payable from time to time on demand by the Lender.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Borrower represents and warrants to the Lender that:

(a)	It is a corporation duly incorporated, validly existing and duly registered under the laws of the jurisdiction of its incorporation;

(b)	it has full power, capacity, authority and legal right to own its property and assets and to carry on its business;

(c)	it has full power, capacity, authority and legal right to make borrowings or enter into and engage in any related transactions contemplated by and under this Loan Agreement which constitutes legal, valid and binding obligations of the Borrower enforceable against it subject to and in accordance with the terms hereunder;

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(d)	the execution of this Loan Agreement or the performance by it of its obligations hereunder does not and will not contravene, conflict with nor otherwise violate or result in any breach of or default under any law, judgement, order or any agreement or document to which it is a party or which is binding on it any of its assets;

(e)	all authorisations required from any governmental or other authority or from any creditors of it for or in connection with the execution, validity and performance of this Loan Agreement have been obtained and are in full force and effect;

(f)	no litigation, arbitration, winding-up, administrative or other legal prosecutions, proceedings or investigations (as the case may be) is currently taking place or pending or threatened against it or its assets and on or prior to the date of this Loan Agreement, it has not been in default of any other lending arrangement that it has entered into;

(g)	all information supplied by it to the Lender in connection herewith is true, complete and accurate in all aspects and it is not aware of any facts or circumstances that have not been disclosed to the Lender and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide the Loan to the Borrower; and

(h)	all foregoing representations and warranties will be true and accurate throughout the continuance of this Loan Agreement with reference to the facts and circumstances subsisting from time to time.

6.2	The Borrower shall, upon the signing of this Loan Agreement, deliver to the Lender a certified copy of the resolutions passed by the board of directors of the Borrower approving the Loan and the entering into and performance of this Loan Agreement and related matters.

7.	SECURITY AND UNDERTAKINGS

7.1	(A) All the obligations of the Borrower in respect of the Loan shall at all times be unconditionally secured by securities required by the Lender, including the charge over all shares of An Qiao, FastWealth (Cayman) and Hope Spring and guarantee a guarantee to be given by the Guarantor in respect of the obligations of the Borrower under this Loan Agreement, and any other security as reasonably required by the Lender. The Parties acknowledge that the Share Charge (An Qiao), the Share Charge (FastWeatlh (Cayman)), the Share Charge (Hope Spring) and the Guarantee have been entered into as security on or about the date of the Amended and Restated Convertible Bond Instrument. The Parties hereby agree, and the Borrower undertakes that, as part of the security under this Loan Agreement, the Borrower will procure the Covenantors to enter into the Security Documents as soon as practicable, in any event no later than three months from the date of this Loan Agreement, or such other date as agreed in writing between the Parties.

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(B) The Borrower shall, and procure the Covenantors to, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)) to perfect the Security created or intended to be created under or evidenced by the Security Documents to which it is a party (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to this Loan Agreement or by law.

7.2	The Borrower undertakes to the Lender that, for so long as any part of the Loan remain outstanding:

(a)	It will promptly inform the Lender of:

(i)	any litigation, arbitration, winding-up, administrative or other legal prosecutions, proceeding or investigations as referred to in Clause 6.1(f) or any material adverse factor which may inhibit it in the performance of its obligations under this Loan Agreement;

(ii)	the occurrence of any Event of Default (as defined below);

(b)	It will promptly deliver to the Lender such information relating to it whether financial or otherwise, as the Lender may from time to time reasonably request; and

(c)	It will obtain every consent and do all other acts and things which may from time to time be necessary or desirable for the continued performance of its obligations under this Loan Agreement.

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7.3	The Borrower further undertakes that it shall execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents as the Lender may reasonably require to effect this Loan Agreement and any transaction contemplated thereunder.

8.	EVENTS OF DEFAULT

8.1	The Borrower agrees and acknowledges that the Lender shall have the right to demand immediate repayment by the Borrower of the outstanding amount of the Loan, all Interest accrued thereon and all other sums due hereunder, if any, upon the happening of any of the following events (each an “Event of Default”):

(a)	the Borrower fails to pay any sum payable under this Loan Agreement when due or otherwise in accordance with the provision hereof;

(b)	the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings under this Loan Agreement;

(c)	any representation or warranty made or deemed to be made by the Borrower in connection with this Loan Agreement is or becomes or proves to have been incorrect or misleading in any respect;

(d)	a petition is presented or an order made for the liquidation or winding-up of the Borrower;

(e)	the Borrower makes any arrangement or composition with its creditors or has a receiving order made against it or a receiver or manager is appointed over all or any part of its undertakings, assets, rights or revenues;

(f)	the Borrower commits any breach (whether wilful or not) of any provision under this Loan Agreement;

(g)	this Loan Agreement or any provision thereof ceases for any reason to be in full force and effect or is terminated or jeopardised or becomes invalid or unenforceable or it becomes impossible or unlawful for the Borrower to perform its obligations thereunder or for the Lender to exercise all or any of its rights, powers and remedies thereunder;

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(h)	the Borrower is in default of any obligations under another lending arrangement that it has entered into;

(i)	the obligation of the Borrower under any collateral security that it is a party has become enforceable or materialized;

(j)	any party to any related security document (if any) fails duly to perform or comply with any of its obligations or undertakings thereunder;

(k)	any party to the related security document (if any) repudiates any security document or does or cause to be done any act or thing evidencing an intention to repudiate any security document;

(l)	a distress, attachment, execution or other legal process is levied, enforced or sued out against all or any material part of the assets of the Borrower and is not discharged or stayed within 21 days;

(m)	any present or future encumbrance over all or any material part of the assets of the Borrower becomes enforceable, or any step (including the taking of possession or the appointment of a receiver, manager or similar officer) is taken to enforce that encumbrance; or

(n)	there develops, occurs, exists or comes into effect any situation which in the sole opinion of the Lender may affect the ability of the Borrower to perform its obligations under this Loan Agreement.

9.	EARLY REPAYMENT

9.1	The Borrower may at any time from the date of this Loan Agreement prepay all or part of the Loan on any Business Day, provided that the Borrower shall have given the Lender not less than seven (7) Business Days’ prior written notice specifying the proposed amount and date of prepayment; the amount of any partial prepayment of the Loan shall be at least USD200,000 or the multiple of USD200,000; and, at the time or prepayment, the Borrower shall pay to the Lender all accrued Interests in respect of the sum prepaid and other sums then due and payable hereunder (if any) up to and including the date of prepayment.

9.2	Unless otherwise agreed by the Lender, all prepayment shall be made by the Borrower in immediately available funds, without any set-off, withholding and/or deduction.

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10.	NOTICES

10.1	Communications in writing

Any communication to be made under or in connection with this Loan Agreement shall be made in writing and, unless otherwise stated, may be made in person, by post, by facsimile or, to the extent agreed by the Parties making and receiving such communication, by e-mail or other electronic communication (provided that such e-mail or other electronic communication is followed by delivery of a paper copy made in person or by post within five (5) Business Days after the date of such e-mail or other electronic communication). For the purpose of this Loan Agreement, an electronic communication will be treated as being in writing.

10.2	Addresses

The address and fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Loan Agreement are as follows:

(a)	in the case of Borrower:

Address:	21/F., Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Fax:	(852) 3951 6201
E-mail address:	legal@tngfintech.com
Attention:	Mr. Kong King Ong Alexander

(b)	in the case of the Lender:

Address:	Unit 1501, 15/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong
Fax:	(852) 23680633
E-mail address:	andy.lau@superfinancehk.com sam.yu@superfinancehk.com
Attention:	Mr. Andy Lau/Mr. Sam Yu

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the other Party by not less than five (5) Business Days’ notice.

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10.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Loan Agreement will be effective:

(i)	if in person, at the time of delivery;

(ii)	if by e-mail or any other electronic communication, when received in legible form;

(iii)	if by way of fax, only when the relevant delivery receipt is received by the sender; or

(iv)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 10.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document which becomes effective, in accordance with this Clause 10, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

10.4	English language

(a)	Any notice given under or in connection with this Loan Agreement must be in English.

(b)	All other documents provided under or in connection with this Loan Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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11.	PARTIAL INVALIDITY

If, at any time, any provision of this Loan Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12.	REMEDIES AND WAIVERS

No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.	ASSIGNMENT

13.1	Unless with the prior written consent of the Lender, the Borrower shall not assign or transfer any of its rights (if any) and obligations under this Loan Agreement.

13.2	Unless with the prior written consent of the Borrower, the Lender shall not transfer or assign any of its rights (if any) and obligations under this Loan Agreement.

14.	ENTIRE AGREEMENT

This Loan Agreement and any agreements or documents referred to herein, sets out the entire agreement and understanding between the Parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, negotiations and discussions (whether oral or written) and all previous agreements in relation to the subject matter contained herein are hereby terminated and shall have no further force or effect.

15.	INDEPENDENT LEGAL ADVICE

Each of the Borrower and the Lender hereby confirms and acknowledges that it has sought full independent legal advice with regard to the contents of this Loan Agreement and the Security Documents, their legal effects and consequences and any other matter incidental thereto. Each of the Borrower and the Lender also confirms and acknowledges that it has read and understood this Loan Agreement and the Security Documents and is fully aware of its rights and obligations thereunder.

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16.	COUNTERPARTS

This Loan Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Loan Agreement.

17.	GOVERNING LAW AND ENFORCEMENT

17.1	Governing law

This Loan Agreement and any dispute, controversy, difference or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability shall be governed by and construed in accordance with Hong Kong law.

17.2	Arbitration

(a)	Any dispute, controversy or claim arising out of or in connection with this Loan Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”), which Rules are deemed to be incorporated by reference in this Loan Agreement.

(b)	The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators. The claimant(s) shall designate one (1) arbitrator. The respondent(s) shall designate one (1) arbitrator. The two (2) arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator. If within 14 days of a request from the other party(ies) to do so any party(ies) fails to designate an arbitrator, or if the two (2) arbitrators fail to designate the third arbitrator within 14 days after the confirmation of appointment of the second arbitrator, the appointment shall be made, upon request of any party(ies), by the HKIAC Council in accordance with the Rules.

(c)	The seat, or legal place, of arbitration shall be Hong Kong.

(d)	The language to be used in the arbitral proceedings shall be English.

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(e)	Any award of the Tribunal shall be made in writing and shall be final and binding on the Parties from the day it is made. The Parties undertake to carry out the award without delay.

(f)	The Parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The Parties shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this Clause 17.2 (Arbitration) shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

(g)	This arbitration agreement shall be governed by and construed in accordance with the laws of Hong Kong.

17.3	Consolidation of arbitrations

(a)	Where disputes arise out of or in connection with this Loan Agreement and out of or in connection with any other Transaction Document which, in the absolute discretion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is the subject of its order shall be treated as having consented to that dispute being finally decided:

(i)	by the arbitral tribunal that ordered the consolidation unless the HKIAC decides that that arbitral tribunal would not be suitable or impartial; and

(ii)	in accordance with the procedure, at the seat and in the language specified in the relevant Transaction Document under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

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(b)	Clause 17.3(a) shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules (including those of an arbitral institution) and, in such circumstances, the provisions of Clause 17.3(a) above shall apply in addition to those powers.

17.4	Consent to enforcement etc.

Each of the Borrower and the Lender irrevocably and generally consents in respect of any proceedings anywhere in connection with this Loan Agreement to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

17.5	Waiver of immunity

Each of the Borrower and the Lender irrevocably agrees that should any Party take any arbitration or court proceedings anywhere (whether for an injunction, specific performance, damages or otherwise) in connection with this Loan Agreement, it waives any claim to immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) in relation to those proceedings, including, without limitation, immunity from:

(a)	jurisdiction of any court or tribunal;

(b)	service of process;

(c)	injunctive or other interim relief, or any order for specific performance or recovery of land; and

(d)	any process for execution of any award or judgment against its assets.

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18.	PROCESS AGENT

18.1	The Borrower hereby irrevocably appoints TNG (Asia) Limited (“Borrower Process Agent”) at 21/F, Olympia Plaza, 255 King’s Road, North Point, Hong Kong for the time being as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong but for no other purpose. Such service on the Borrower shall be deemed to be completed when delivered to the Borrower Process Agent or, if sent by pre-paid recorded delivery post to the Borrower Process Agent’s address stated above, shall be deemed to be received two business days after posting or, if there is a letter box for the aforesaid address of the Borrower Process Agent, upon inserting the writ and/or any other relevant documents through the letter box (whether or not it is forwarded to and received by the Borrower). In the event that the Borrower Process Agent cannot continue to act as the Borrower’s process agent, the Borrower shall forthwith appoint another agent in Hong Kong for the same purposes and notify such appointment to the other parties in writing.

18.2	The Lender hereby irrevocably appoints Superactive Financial Group at Unit 1501, 15/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong for the time being as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong but for no other purpose. Such service on the Lender shall be deemed to be completed when delivered to the Lender Process Agent or, if sent by pre-paid recorded delivery post to the Borrower Process Agent’s address stated above, shall be deemed to be received two business days after posting or, if there is a letter box for the aforesaid address of the Lender Process Agent, upon inserting the writ and/or any other relevant documents through the letter box (whether or not it is forwarded to and received by the Lender). In the event that the Lender Process Agent cannot continue to act as the Lender’s process agent, the Borrower shall forthwith appoint another agent in Hong Kong for the same purposes and notify such appointment to the other parties in writing.

19.	THIRD PARTY RIGHTS

Unless expressly provided to the contrary in this Loan Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Loan Agreement. Notwithstanding any term of this Loan Agreement, the consent of any person who is not a Party is not required to rescind or vary this Loan Agreement at any time.

IN WITNESS whereof this Loan Agreement has been executed on the date first above written.

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Schedule 1

List of Security Documents

1.	Supplemental Share Charge (An Qiao);
2.	Supplemental share charge (Hope Spring);
3.	Supplemental Share Charge (FastWealth (Cayman)); and
4.	Personal Guarantee.

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SIGNATURE PAGE

The Lender

Executed by Lau Chin Yung Andy	)
the authorised signatory	)
for and on behalf of	)
CHELSEA VANGUARD FUND	)
in the presence of Yu Ming Lung	)

Loan Agreement – Signing Page

The Borrower

Executed by Kong King Ong Alexander	)
the authorised signatory	)
for and on behalf of	)
SEAMLESS GROUP INC.	)
in the presence of Hui Ka Wah Ronnie	)

Loan Agreement – Signing Page